July 2, 2007

Press Release

SOURCE: Oil States International, Inc.

Oil States Expands its Rental Tool Operations

HOUSTON, Texas, July 2/PR Newswire/ — Oil States International, Inc. (NYSE: OIS) today announced that it has purchased substantially all of the assets of Wire Line Service Ltd. (“Well Testing”), a Midland, Texas based business that primarily provides well testing and flowback services through its locations in Texas and New Mexico. The transaction consideration totals approximately $44.0 million consisting of cash in the amount of $41.0 million and a $3.0 million seller’s note, subject to customary post-closing adjustments. For the three months ended March 31, 2007, Well Testing generated approximately $10.5 million of revenues. Oil States will fund the transaction with amounts available under its existing credit facility.

“We are very excited about closing the transaction,” stated Cindy Taylor, Oil States’ president and chief executive officer. “We continue to look to expand our rental tool operations both organically and through acquisitions to better serve our customers particularly in the key resource plays of the United States. We welcome the addition of the high quality employees, customer base and equipment of Well Testing to Oil States. We expect the transaction to provide incremental earnings in the second half of 2007 of approximately $0.04 per diluted share.”

Oil States International, Inc. is a diversified oilfield services company with locations around the world. Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution and land drilling services. Oil States is organized in three business segments – Offshore Products, Tubular Services and Well Site Services, and is publicly traded on the New York Stock Exchange under the symbol OIS. For more information on the Company, please visit Oil States International’s website at http://www.oilstatesintl.com.

The presentation will contain forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included in the presentation will be based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the “Business” section of the Form 10-K for the year ended December 31, 2006 filed by Oil States with the SEC on February 28, 2007.

Company Contact:
Bradley J. Dodson
Oil States International, Inc.
713-652-0582

SOURCE: Oil States International, Inc.